                                                                  Exhibit 99.1


           The Judge Group, Inc. Announces Sale and Discontinuation of
                Information Management Solutions ("IMS") Business


Bala Cynwyd, PA - August 2, 1999 - The Judge Group, Inc. (the "Company") (NASDAQ: JUDG) today announced that its Board of Directors had approved a plan for discontinued operations of Judge Imaging Systems, Inc., its Information Management Solutions business, effective June 30, 1999. The Judge Group additionally announced that it recently sold the assets of its Seattle, Washington office and closed a deal today in which it sold the assets of its Hartford, Connecticut; Needham, Massachusetts; Melbourne, Florida; and Moorestown and Edison, New Jersey locations, effective June 30. The Information Management Solutions business has one remaining location, Irvine, California, which the Company announced it is in negotiations to divest shortly.

According to Martin E. Judge, Jr., Chief Executive Officer of the Judge Group, "We are pleased to announce the disposition of the Information Management Solutions business. We are aware of our duty to the shareholders. We believe that going forward our ability to focus on our core business will maximize shareholder value." Judge further stated, "Although this sale will cause the Company to incur one-time losses from the discontinued operations and a significant write-off of goodwill pursuant to the disposal of the Information Management Solutions business, we believe that this sale will help us focus our resources and increase profitability in the Company going forward."

The Judge Group, Inc. services the information technology ("IT") and engineering needs of its clients through the IT staffing and training divisions.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: unavailability of qualified technical consultants; to engage its growth and to respond to technological developments; industry competition factors and other risks identified in filings with the Securities and Exchange Commission.

            For further information on The Judge Group, Inc., contact
                      Robert Alessandrini at 610-667-7700,

                  or e-mail the company at investors@judge.com